Exhibit 10.12
THE HARTFORD
FORM OF NON-QUALIFIED STOCK OPTION, PERFORMANCE SHARE AND RESTRICTED STOCK UNIT AWARD
[DATE]
[Key Employee]
[Address]
[City, State, Zip]
I am pleased to inform you that effective [DATE] (the “Grant Date”), the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of The Hartford Financial Services Group, Inc. (“The Hartford”) approved an award on your behalf under The Hartford’s Long-Term Incentive Compensation Program. Your award is comprised of [three] parts: [a stock option, performance shares and restricted stock units].
You have been granted a non-qualified option to purchase all or any portion of x,xxx shares of common stock of The Hartford under the terms of The Hartford 2010 Incentive Stock Plan (the “Plan”) at an exercise price of $[XXX] per share, the New York Stock Exchange closing price of The Hartford’s common stock on the Grant Date. This option will vest and become exercisable, assuming continued employment, at [the later of (i)] the third anniversary of the date of the grant [or (ii) the date the closing market price of The Hartford’s common stock on the New York Stock Exchange has equaled or exceeded [125%] of the exercise price for a period of ten consecutive trading days.] [Alternatively: This option will vest and become exercisable, assuming continued employment, [in three consecutive annual installments, each equal to one-third of the shares subject to the option, as follows: one-third will vest and become exercisable one year after the Grant Date, an additional one-third will vest and become exercisable two years after the Grant Date, and the remaining one-third of the option will vest and become exercisable three years] after the Grant Date.] However, any unexercised portion of your option expires in full [ten years following the Grant Date] and, in the event of your earlier termination of employment, will likely expire at an earlier date in accordance with the applicable terms and conditions of the Plan.
You have also been granted x,xxx [operating division] performance shares of The Hartford’s common stock under the terms of the Plan. This is a contingent award, and the extent to which you may ultimately receive all or any of these performance shares depends upon continued employment and whether and to what extent, as determined by the Committee, the following performance objectives are achieved over the [three-year] performance period [DATE — DATE]: [performance objectives] relative to targets established by the Committee. [A one-year holding period after the end of the performance period applies; payment will be made following the holding period.]
You have also been granted x,xxx restricted stock units of The Hartford. Each restricted stock unit award represents a right to receive, pursuant to the terms of the Plan, one share of common stock of The Hartford per restricted stock unit [at the end of the three-year period from [DATE — DATE] (the “Service Period”). This is a contingent award, and remains subject to forfeiture pending completion of the Service Period.] [Alternatively: Your award is subject to a three-year graded vesting schedule with one-third of the award vesting on each anniversary of the Grant Date. This is a contingent award and remains subject to forfeiture pending continued employment through each vesting date.] [A one-year holding period after the applicable vesting date applies; payment will be made following the holding period (during the holding period, amounts payable will be deemed to continue to be invested in The Hartford common stock).] Your restricted stock unit account will be credited with dividend equivalents, which are subject to the same terms and conditions as the restricted stock units to which they relate. These dividend equivalents will be deemed reinvested in a number of restricted stock units determined based on the fair market value of The Hartford common stock on the date the corresponding common stock dividend is payable to stockholders.
For performance shares and restricted stock units, if your active employment ceases during the applicable vesting period, and you then satisfy the rules for Total Disability or Retirement under the Plan, you will receive, following the end of the applicable period [or holding period, if later], a prorated award (subject, in the case of performance shares, to the achievement of the applicable performance criteria) for the portion of the applicable period you were actively employed, adjusted, in the case of restricted stock units, for any restricted stock units that have previously vested and been distributed during the term of a graded vesting schedule. In the event of Total Disability or Retirement, your stock option would also become fully exercisable, provided that, in the case of Retirement, your employment terminates at least one year after the Grant Date.
The estimated value of your long-term award (the option, the performance shares and the restricted stock units) as of the date of grant was $[XXX], based on the closing price of The Hartford common stock on the Grant Date. Ultimately, the value of the award will depend on the stock price at the time of option exercise (or at the end of the applicable period [or holding period, if later] in the case of performance shares and restricted stock units), whether and to what extent the performance share objectives are achieved, and other factors.

Your long-term incentive award, along with additional information regarding your award, is available at www.netbenefits.fidelity.com. The information and documents available include the following: The Hartford 2010 Incentive Stock Plan Prospectus, Beneficiary Designation Forms, and award treatment upon termination of employment. You are strongly urged to review all of the above documents, as well as the other information provided, at your earliest convenience.
If you cannot access the information, please contact Executive Compensation, The Hartford, HO-1-141, One Hartford Plaza, Hartford, CT 06155, (860) 547-5000, for paper copies.
Please note that this letter, along with the Plan, constitutes your option, performance share and restricted stock unit agreement with The Hartford. Although you are not required to sign any formal documents, your option and performance share and restricted stock unit grants are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, including the recoupment provisions thereof, and all of the rules, procedures and interpretations of the Plan that the Committee may adopt from time to time.
Your selection as an award recipient is significant recognition of your past and anticipated future contributions to The Hartford’s success. Please accept this award with my warm congratulations.
Sincerely,
[Liam E. McGee
Chairman, President and Chief Executive Officer]

THE HARTFORD
FORM OF KEY EMPLOYEE RESTRICTED STOCK AWARD

Notice of Award / Award Agreement	[DATE]

[Name]	THE HARTFORD FINANCIAL SERVICES GROUP, INC.
Effective this date, you have been granted a restricted stock award as summarized below:
The Hartford Financial Services Group, Inc. (“The Hartford”) Restricted Stock Award
(Under The Hartford 2010 Incentive Stock Plan (“the Plan”))
[XXX] Shares of The Hartford Common Stock
This award of restricted stock is subject to the period of restriction as indicated below during which you may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the shares awarded. While your shares are so restricted, you will enjoy the benefits of share ownership including dividend payments and voting rights. Unless otherwise provided by the Plan, your shares will vest provided that you are continuously and actively employed by The Hartford until the end of the restriction period, at which time you will be issued one or more unrestricted stock certificates after satisfactory payment of applicable taxes. For further details regarding your award, including circumstances in which your shares may vest earlier than the time identified below, refer to the Prospectus attached hereto as Attachment A, which includes a copy of the Plan as well as a brief summary of the Federal tax consequences of your award. Attachment B is the Administrative Rules for the Plan. One or more beneficiaries for your shares may be designated on the Beneficiary Designation Form attached hereto as Attachment C. Unless revoked, your Beneficiary Designation will apply to all restricted shares previously awarded to you under the Plan or The Hartford 2005 Incentive Stock Plan and any restricted shares that may be awarded to you in the future. Should you wish to make a beneficiary designation, the Beneficiary Designation Form must be returned to Executive Compensation, HO-1-141, The Hartford, One Hartford Plaza, Hartford, CT 06155. If the form is not returned to Executive Compensation, your shares transferable to a designated beneficiary will be transferred to your estate in the event of your death, except to the extent you previously filed a Beneficiary Designation Form applicable to future awards under the Plan.

RESTRICTION PERIOD:	[3 years from date of award]
Your restricted stock award is subject to the terms and conditions set forth in this notice, the Plan (including the recoupment provisions thereof), and the administrative rules, procedures and interpretations adopted pursuant to the Plan, and such amendments as may be made to each of the foregoing from time to time. The foregoing documents, including any amendments, collectively constitute your restricted stock award agreement with The Hartford for purposes of the award referred to herein.
Eileen Whelley
Executive Vice President, Human Resources
The Hartford Financial Services Group, Inc.
Business Address:
THE HARTFORD
ONE HARTFORD PLAZA
HARTFORD, CT 06155

THE HARTFORD
FORM OF RESTRICTED STOCK AWARD FOR NON-EMPLOYEE DIRECTORS

Notice of Award	[DATE]

[NAME]	THE HARTFORD FINANCIAL SERVICES GROUP, INC.
Effective this date, you have been granted a restricted stock award as summarized below:
The Hartford Financial Services Group, Inc. (“The Hartford”) Restricted Stock Award
(Under The Hartford 2010 Incentive Stock Plan (“the Plan”))
[XXX] Shares of The Hartford Common Stock
This award of restricted stock is subject to the period of restriction as indicated below during which you may not sell, assign, transfer, pledge or otherwise dispose of the shares awarded. While your shares are so restricted, you will enjoy the benefits of share ownership including dividend payments and voting rights. Your shares will vest provided you actively and continuously serve as a director of The Hartford until the end of the restriction period (unless otherwise provided by the Plan). Your shares may vest before the end of the restriction period in certain circumstances described in the Plan. When your shares vest, you will be issued an unrestricted stock certificate for the applicable number of shares. However, resignation from the Board will result in a forfeiture of all shares not vested at the time of such resignation if so determined by the Compensation and Management Development Committee of The Hartford Board. For further details regarding your award, refer to the Prospectus attached hereto as Attachment A, which includes a copy of the Plan as well as a brief summary of the Federal tax consequences of your award. Attachment B is the Administrative Rules for the Plan. One or more beneficiaries for your shares may be designated on the Beneficiary Designation Form attached hereto as Attachment C. Should you wish to designate a beneficiary for your shares, the Beneficiary Designation Form must be returned to me at The Hartford, One Hartford Plaza, HO-1-01, Hartford, CT 06155. If the form is not returned, your shares transferable to a designated beneficiary will be transferred to your estate in the event of your death, except to the extent that you previously filed a Beneficiary Designation Form applicable to restricted stock awards. Unless revoked, your Beneficiary Designation Form will apply to all shares previously granted under the Plan or The Hartford 2005 Incentive Stock Plan and any shares that may be awarded to you in the future.

RESTRICTED SHARES:	RESTRICTION PERIOD:
[XXX]	[2011-2012 Board Service Year]
Your restricted stock award is subject to the terms and conditions set forth in this notice, the Plan, and the administrative rules, procedures and interpretations adopted pursuant to the Plan, and such amendments as may be made to each of the foregoing from time to time. The foregoing documents, including any amendments, collectively constitute your restricted stock award agreement with The Hartford for purposes of the award referred to herein.
Eileen Whelley
Executive Vice President, Human Resources
The Hartford Financial Services Group, Inc.